Exhibit 10.1

Outside Director Compensation

Directors who are not employees of the Company or its subsidiaries receive an annual retainer fee of $50,000.  Chairpersons of the Compensation Committee and the Governance & Nominating Committee receive an additional $10,000 retainer fee, and the Chairperson of the Audit Committee receives an additional $20,000 retainer fee. Non-employee directors also receive $2,000 for each full Board of Directors meeting and Committee meeting attended in person ($1,000 if the director participates via teleconference). Stock options are granted to non-employee directors from time to time. These grants are typically made at the time the director joins the Board or is re-elected by the shareholders to serve a one-year term. Ten-year options to purchase 3,500 shares of the Company’s common stock were granted to each of the directors that were re-elected to the Board in fiscal 2006.  These options will vest on the first anniversary of the date of grant.  Directors are also reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings or educational seminars approved in advance by the Governance and Nominating Committee.